Dated November 7, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


Issuer:Toyota Motor Credit Corporation

Structure:1 Year MTN FXD

Pricing Date:November 7, 2006

Interest Accrual Date:November 13, 2006

Settlement Date (T+4):November 13, 2006

Maturity Date:November 14, 2007

Ratings:Aaa/AAA

Cusip:89233PZV1

Form of Note:Registered MTN

Bond Transaction Details


Principal Amount:$85,000,000

Coupon: 5.250%

Reoffer Price:100.000%

Gross Underwriting Spread:0.010%

All-in Price to Issuer:99.990%

All-in Cost:5.260%

Net Proceeds:$84,991,500.00

Interest Pay Frequency:Semi-annually

First Payment Date:May 14, 2007

Interest Payment Dates:14th day of May and November; final payment on November 14, 2007

Day Count:30 / 360

Day Count Convention: Following Unadjusted

Payment Days:New York

Law:New York

Minimum Denominations:$1,000

Agent:Merrill Lynch

DTC Number:161




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